TECHNE CORPORATION ANNOUNCES THAT DR. ROELAND NUSSE
              HAS ACCEPTED A SEAT ON ITS BOARD OF DIRECTORS

Minneapolis/May 26, 2010/--Techne Corporation (NASDAQ: TECH) today announced that Roeland Nusse, Ph.D. has accepted a position on the Techne Corporation Board of Directors and will also serve as a member of Techne's Nominations and Governance Committee. Dr. Nusse's initial term will begin immediately and run through October 28, 2010. Techne Corporation's shareholders reelect all Directors on an annual basis.

Dr. Nusse has been a professor or associate professor in the Department of Developmental Biology at Stanford University and an investigator at the Howard Hughes Medical Institute since 1990. He has also been the chair of the Department of Developmental Biology at Stanford since 2007. His studies involve the activity of proteins that determine cell fate during embryogenesis. His lab has also used purified proteins to manipulate the behavior of stem cells in culture, in particular neural stem cells.

Dr. Nusse was previously at the Netherlands Cancer Institute (Amsterdam, The Netherlands) as a staff scientist and ultimately head of the Department of Molecular Biology. Dr. Nusse earned a bachelor's degree in biology in 1975 from the University of Amsterdam and a doctorate in molecular biology from the Netherlands Cancer Institute in 1980. He did his postdoctoral fellowship at the University of California, San Francisco.

Dr. Nusse was elected to the prestigious National Academy of Sciences, a private organization of scientists and engineers dedicated to the furtherance of science and its use for the general welfare, at the Academy's 147th annual meeting in April 2010. Dr. Nusse was previously named a member of the European Molecular Biology Organization in 1988, a member of the Royal Dutch Academy of Sciences in 1997 and a member of the American Academy of Arts and Sciences in 2001.

Mr. Thomas E. Oland, Techne Corporation's Chairman and CEO, said "I am extremely pleased that Dr. Nusse has accepted a position on our Board of Directors. Dr. Nusse is an esteemed scientist and his background and experience will be invaluable during the Board's strategic discussions. He will also serve as another strong mentor for the Company's senior scientific staff. We are very fortunate to have a person of his caliber on our Board. I am very confident that he will make a significant contribution to our future success."

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Techne Corporation has two operating subsidiaries:  Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854